EXHIBIT 10.15

Plasma Environmental Technologies Inc.
200-4145 North Service Road
Burlington ON L7L 6A3
phone: (905) 332-9693
fax: (905) 332-9792
e-mail: falconer@plasmaenvironmental.com

February 23, 2005

Astris Energi Inc.
2175-6 Dunwin Drive
Mississauga, Ontario
L5L 1X2

Attention: Anthony Durkacz
Vice President of Finance

Dear Sirs:

Subject: Teaming Arrangement

Further to our recent discussions, the purpose of this letter is to set out the various terms and conditions on which Plasma Environmental Technologies Inc. (“PET”) and Astris Energi Inc. (“Astris”) have agreed to promote certain intellectual property and business contacts for their mutual benefit.

1.	Background

Astris is a research and development company which designs and develops hydrogen fuelled electric power generating systems based on alkaline fuel cell (“AFC”) technology for use in stationary, portable and transportation applications.

PET develops and markets plasma-based systems for the safe and cost-effective destruction of hazardous and non-hazardous wastes. PET holds the rights to a plasma-assisted gasifier (“PAG”) technology which allows for the destruction of municipal solid wastes and converts them into a clean syngas. One of the off-gases created in this process is hydrogen.

2.	Objective

The objectives of this Agreement are to establish the relationship and to set certain understandings between PET and Astris in respect of:

(a)
‘Stage 1’ - the evaluation, development and testing of the gases produced in the PAG waste destruction process to determine what technology or similar changes are required to establish the production of appropriately pure hydrogen gas for use in Astris’ hydrogen fuel cell systems; and the demonstration of the PAG technology to produce such gas for such purpose; and

(b)
‘Stage 2’ - following Stage 1, select a PAG installation site or sites for a demonstration/pilot project to further evaluate, under real-world conditions, the applicability of an installation as proposed in Stage 1; it is expected that such an installation would be sponsored and funding would be sought from appropriate stakeholders including special interest groups, private/public companies and local, provincial and federal governments; and

(c)
‘Stage 3’ - the exploitation of certain business and similar contacts of PET; it being the expectation of PET and Astris that the introduction of such contacts by PET to Astris will result in contracts for services being entered into between Astris and third parties who wish to avail themselves of Astris’ technology and products; and in particular, such business contacts may wish to make use of the PAG technology and in so doing see an opportunity to also use Astris’ hydrogen fuelled electric power generating systems.

3.	Stage 1

(a)	Obligations of PET

PET shall evaluate, develop and test the gases produced in the PAG waste destruction process to determine what technology or similar changes are required to establish the production of appropriately pure hydrogen gas to be used in Astris fuel cell systems.

(b)	Obligations of Astris

Astris shall provide input and feedback on predicted or tested hydrogen purity as it relates to usage in its hydrogen fuel cell systems.

4.	Stage 2

(a)	Obligations of PET

PET shall select a PAG installation site or sites for a demonstration/pilot project to further evaluate, under real-world conditions the applicability, of an installation as proposed in Stage 1.

(b)	Obligations of Astris

Astris shall support and make available current marketing literature and in some cases samples of its technology on a best effort basis and as it deems appropriate to facilitate access to funding for demonstration projects selected by PET.

5.	Stage 3

(a)	Obligations of PET

PET shall make every reasonable effort to introduce representatives of Astris to any of PET’s contacts who may desire to purchase or use the services of Astris.

(b)	Obligations of Astris

Astris agrees to pay to PET, as a commission and as full compensation for PET’s obligations under this Agreement, a percentage of the gross fees earned by Astris (net of applicable taxes) from all contracts entered into by Astris with any of the contacts introduced to Astris by PET. The amount of such commission and the terms of payment thereof shall be as mutually agreed to by the parties from time to time. For these purposes, “contracts” includes all agreements, contracts, commitments and all other rights of or relating to the business of Astris, whether written or oral.

6.	Confidential Information

Each of PET and Astris (the “disclosing party”) agrees that all facts, information, knowledge and data of any nature, including without limitation of a confidential nature, trade secrets and secret information, customer lists, publications or any other matter, concerning the business, management, finances or any other aspect of the other (the “recipient party”) or any of the disclosing party’s dealings, transactions or affairs, including in respect of any suppliers or customers of the disclosing party, as well as the technology owned or relied upon by the disclosing party, (all hereinafter called “Confidential Information”) which the recipient party, or any of the recipient party’s employees, agents or representatives, shall acquire or which may come to their knowledge during the term of this Agreement shall at all times (both during the term of this Agreement and subsequent to the termination thereof) and for all purposes be held by the recipient party in confidence, and for the benefit of the disclosing party. The recipient party further agrees that it shall not, and shall cause all of its employees, agents or representatives to not, either during or at any time after, the term of this Agreement, disclose, divulge or in any way communicate orally, in writing or otherwise to any person or persons any Confidential Information.

7.	Ownership of Information

All information, data, research, documents, photographs and materials received, prepared, discovered or produced by the recipient party or any of its employees, agents or representatives relating to the technology and other Confidential Information of the disclosing party in the performance of its obligations under this Agreement (collectively, the “Work Product”), and all copyright therein, shall be the exclusive property of the disclosing party, and shall be delivered without cost to the disclosing party upon request. While this Agreement is in effect, and at all times thereafter, the recipient party shall not use, publish or disclose any Work Product which incorporates any Confidential Information without the prior written consent of the disclosing party.

8.	Terms/Conditions

The term of this agreement is five years from its effective date. Upon mutual consent this agreement shall be extended for an additional five year term.

9.	Termination

This agreement may be terminated at any time upon delivery of 30-day written notification of either of the parties hereto. Upon any termination of this agreement:

(i)
PET will, at ASTRIS's option, destroy or deliver to ASTRIS or its designee all items within PET’s possession or control that contain any Confidential Information or bear a Mark and shall cease using all Marks; and

(ii)
ASTRIS will, at PET's option, destroy or deliver to PET or its designee all items within ASTRIS’s possession or control that contain any Confidential Information or bear a Mark and shall cease using all Marks.

10.	General Provisions

Nothing in this Agreement shall constitute either party as the agent of the other for any purpose and neither party shall have a right to incur liabilities or obligations for or on behalf of the other. Each party is and shall remain and independent contractor. This Agreement shall be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns. This Agreement shall be governed by and construed in accordance with the laws of Ontario.

If the foregoing is acceptable to you, would you kindly execute the attached duplicate copy of this letter and return same to me.

Yours very truly,

PLASMA ENVIRONMENTAL TECHNOLOGIES INC.

“Alex Falconer”

Alex Falconer
Chairman

The foregoing terms are agreed to and accepted this 23_ day of February, 2005.

ASTRIS ENERGI INC.

By:       /s/ Anthony Durkacz

Name: Anthony Durkacz
Title: Vice President of Finance